EXHIBIT 2.0 - AUXER REINCORPORATION
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     Merger of Auxer Industries, Inc. into a newly formed
Delaware company. The proposed Reincorporation would be accomplished by merging the Company into a newly formed Delaware company, which will be named the Auxer Group, Inc. ("Auxer Delaware"), pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"). Auxer Delaware will be incorporated in Delaware specifically for purposes of the Reincorporation and will have conducted no business and have no material assets or liabilities. Auxer Delaware's principal executive offices will be located at 30 Galesi Drive, Wayne, New Jersey 07470; telephone (201) 890-1331. The Reincorporation would not result in any change in the Company's business, assets or liabilities and would not result in any relocation of management or other employees.
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     Effective Time. The Merger will take effect on the
later of the times (the "Effective Time") on which a Certificate of Merger is filed with the Secretary of State of Idaho and Articles of Merger are accepted for record by the Secretary of State of Delaware, which filings are anticipated to be made as soon as practicable after the Reincorporation proposal is approved by the stockholders of the Company. On the Effective Time, the separate corporate existence of the Company will cease and stockholders of the Company will become stockholders of Auxer Delaware.
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     Management After the Merger. Immediately after the
Merger, members of the board of directors of Auxer Delaware (the "Delaware Board of Directors") will be composed of the current members of the board of directors of the Company.
The current members of the board of directors will continue to hold office as directors of Auxer Delaware until their terms expire. The term will be until the next meeting of shareholders of Auxer Delaware.
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     Conversion of Common Stock. As a result of the
Reincorporation, each outstanding share of common stock of the Company will automatically be converted into one share of common stock of Auxer Delaware (the "Delaware Common Stock"). Other than changes due to the differences between Idaho and Delaware law, there will be no changes in the rights, preferences or privileges of holders of the Common Stock as a result of the Reincorporation, except that the certificate of incorporation of Auxer Delaware will authorize a class of preferred stock whereas the present certificate of incorporation of the Company does not so authorize. The Delaware Common Stock will be listed on the NASD Electronic Bulletin Board under a new symbol. Share certificates will have a new CUSIP number.
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     Number of Shares of Common Stock Outstanding. The
number of outstanding shares of Delaware Common Stock immediately following the Reincorporation will equal the number of Shares of Common Stock of the Company outstanding immediately prior to the Effective Time.
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     Employee Plans. The Company's Nonstatutory Stock Option
Plan (the "Plan"), will be continued by Auxer Delaware following the Reincorporation. Approval of the proposed Reincorporation will constitute approval of the adoption and assumption of the Plans by Auxer Delaware.
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     Federal Income Tax Consequences. The Reincorporation is
intended to be tax free under the Code. Accordingly, no gain or loss will be recognized by the holders of shares of the Company's Common Stock as a result of the Reincorporation, and no gain of loss will be recognized by the Company or Auxer Delaware. Each former holder of shares of the
Company's Common Stock will have the same basis in the Delaware Common Stock received by such holder pursuant to the Reincorporation as such holder has in the shares of the Company's Common Stock held by such holder at the Effective Time. Each stockholder's holding period with respect to the Delaware Common Stock will include the period during which such holder held the share of Common Stock, provided the latter were held by such holder as a capital asset at the Effective Time. The Company has not obtained a ruling from the Internal Revenue Service with respect to the consequences of the Reincorporation.
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     The Company believes no gain or loss should be
recognized by the holders of outstanding options to purchase shares of Common Stock. provided that all such options (a) were originally issued in connection with the performance of services by the optionee; (b) lacked a readily ascertainable value (e.g., were not actively traded on an established market) when originally granted; and (c) the options to purchase the Delaware Common Stock into which the Company's outstanding options will be converted in the Reincorporation also lack a readily ascertainable value when issued.
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     The foregoing is only a summary of certain federal tax
consequences. Stockholders should consult their own tax advisers regarding the federal tax consequences of the Reincorporation as well as any consequences under the laws of any other jurisdiction.
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     Accounting Treatment of the Merger. Upon consummation
of the Merger, all assets and liabilities of the Company
will be transferred to Auxer Delaware at book value because the conversion of the Company's Common Stock into Delaware Common Stock will be accounted for as a pooling of interests.
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     Approval Required ,for Reincorporation. The affirmative
vote of a majority of the outstanding shares of the
Company's capital stock entitled to vote on the proposal is required for approval of the Reincorporation. The Reincorporation may be abandoned or the Merger Agreement may be amended with certain exceptions either before or after stockholder approval has been obtained, if in the opinion of the Board of Directors, circumstances arise that make such action advisable.
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     Shares of Preferred Stock. A paragraph in the proposed
Delaware certificate of incorporation would authorize the creation of 5,000,000 shares of preferred stock. Under the terms of the paragraph., the preferred stock may be issued, from time to time, in one or more classes. The attributes of each such class would be designated by the Board of
Directors prior to issuance. Attributes which may but need not be given to any given class by the board include preference over the common stock in the event of liquidation of the Company, dividend (cumulative or noncumulative)
rights either on a fixed or variable basis, the right to participate in dividends declared to shareholders of Common Stock, voting and conversion into Shares of Common Stock at a fixed ratio or variable ratio dependent on factors such a the market price of the Common Stock.
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     This flexibility of structure makes the existence of
preferred stock a powerful tool to raising capital. On the other hand, shareholders of Common Stock may be adversely affected by this flexibility. For example, their dividends may be reduced by dividends declared and paid to holders of one or more classes of preferred stock; their percentage ownership of Auxer Delaware may be reduced by conversion of shares of preferred stock into Shares of Common Stock; their control of Auxer Delaware may be reduced by voting rights, including super voting rights, which may be granted holders of one or more classes of preferred stock.
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    There can be no assurance that the Company will receive
commitments for such financing on terms acceptable to it.
The Board of Directors believes, however, that having preferred stock authorized and available for issuance or reservation will allow Auxer Delaware to have greater flexibility in considering potential future actions involving the issuance of stock which may be desirable or necessary to accommodate Auxer Delaware's growth plans, including capital raising transactions and acquisitions. The Company does not presently contemplate seeking stockholder approval for any future issuances of preferred stock unless required to do so by an obligation imposed by applicable law or a regulatory authority. Except as indicated above, the Board of Directors has no current plans to effect any such potential actions.
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     This paragraph in the certificate of incorporation
contemplated by this proposal would have an anti-takeover effect. However, the Company is not aware of any specific effort by any party or parties to take a controlling interest in the Company. Neither the certificate of incorporation or by-laws contain other provisions having anti-takeover effect and management of the Company does not contemplate proposing other anti-takeover measures in future proxy solicitations. In the event the Company is threatened, through purchases of shares on the open market, a proxy contest for control of the board of directors or a tender offer to stockholders, the Company may issue Shares of Preferred Stock, convertible into Shares of Common Stock to parties friendly to Management in order to thwart such threat or the Company may offer rights to convertible and/or voting preferred stock to existing stockholders at preferential prices in the event the party or parties threatening the takeover acquire an aggregate of a certain percentage of the outstanding Common Stock. However, the purposes of this paragraph to the Company's proposed certificate of incorporation are not related to any anti-take-over strategies.